CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF TRUST

OF

MMA PRAXIS MUTUAL FUNDS

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of MMA Praxis Mutual Funds (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the statutory trust is MMA Praxis Mutual Funds (the “Trust”).

SECOND: The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST: The name of the statutory trust is Praxis Mutual Funds (the “Trust”).”

THIRD: The Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate in accordance with Section 381 l(a)(2) of the Act as of the 12th day of May, 2017.

By:	/s/ R. Claire Sauder
R. Claire Sauder Trustee

MMA Praxis Mutual Funds 1110 North Main Street Goshen, Indiana 46527